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                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

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                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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RJR Nabisco logo                                           News Release

CONTACT:  Carl Makovich
          (212) 258-5785




                  RJR NABISCO RELEASES LETTER TO SHAREHOLDERS




NEW YORK, NEW YORK--March 6, 1996--RJR Nabisco (NYSE: RN) said that the company is mailing the following letter to its shareholders today, accompanied by the proxy materials for the company's annual meeting.



                                                   March 6, 1996



Dear Fellow Shareholder:

         Enclosed is your copy of RJR Nabisco's proxy materials, which includes important information concerning the company's annual meeting of shareholders on April 17, 1996.

         As you know, a group controlled by corporate raiders Bennett LeBow and Carl Icahn has nominated an alternate slate of directors to replace your company's board and give the LeBow/Icahn group control of RJR Nabisco. We do not believe that electing the LeBow/Icahn slate of directors is in your interest. There are a number of well-known companies where LeBow or Icahn gained control only to bankrupt them, use corporate assets for their personal gain or take other actions that benefited themselves but not other shareholders.

         This year's annual meeting vote requires you to make an important choice: between a board slate that was hand-picked by Bennett LeBow and Carl Icahn, whose careers are marked by self-dealing transactions (LeBow), greenmailing activities (Icahn), and self-enrichment (both), or your current board of directors, a board committed to maximizing value for all shareholders and to managing RJR Nabisco responsibly, for your benefit. We strongly urge you NOT to sign or return the BLUE proxy cards sent to you by the LeBow/Icahn group or its agents, including Brooke Group.


         The company has finally gotten out from under billions of dollars of debt from the leveraged buy-out in 1989 and is focused on delivering the solid operating and financial performances which are essential to improving the company's share price. The board has adopted a policy to return increased levels of RJR Nabisco's free cash flows to shareholders. This policy will result in two immediate actions:

o A 23 percent increase in the company's annual common dividend, to $1.85 per common share from $1.50 per common share ($.4625 per common share from $.375 per common share on a quarterly basis, effective as of the April 1, 1996 dividend payment). The increase in the dividend rate is equivalent to the amount of dividend income the company currently receives from its 80.5 percent interest in Nabisco Holdings Corp. We believe this approach is the responsible means of allowing shareholders to participate in the dividend income the company receives from Nabisco until we can achieve a spin-off.

o The adoption of a share repurchase objective of approximately 10 million common shares over the next several years based on the achievement of performance targets, and the authorization by the board for the company to repurchase up to $100 million of stock in 1996. The board intends to regularly review repurchases to determine appropriate additional activity, based on improving cash flows.

         We took these actions because we recognize the tremendous earnings potential our company has that can be put to work immediately for shareholders. In recent months, we've met with and heard from many of our shareholders, large and small. Many told us they took the opportunity to vote in the recent consent solicitation to tell RJR Nabisco in no uncertain terms to take immediate action to improve the performance of their investment, including finding a responsible way to spin off Nabisco as soon as we can.

         The dividend and share repurchase actions mark an important step in our effort to add value to your investment in RJR Nabisco but we want you to know that this is not the last step. Your board of directors is committed to spinning off Nabisco as soon as we believe that it can be done successfully. A spin-off remains a 'front-burner' issue for RJR Nabisco. Overall, we believe these actions allow us to be responsive to our shareholders' needs while managing the company in a responsible manner.

         Over the past 18 months, RJR Nabisco has evolved from a company controlled by one leveraged buy-out investment group to a company with broad common stock ownership. The board recently voted to form a new corporate governance and nominating committee to provide a formal means to determine what additional steps are necessary to complete the company's transition as well as to step up efforts to recruit additional outstanding outside directors.

         The new committee assumes responsibility for recruiting and nominating new directors, reviewing corporate governance issues, and, in coordination with the company's compensation committee, recommending changes to director compensation and incentives. Only outside directors of the company will be members of the committee, which will be chaired by Ambassador Rozanne Ridgway, co-chair of the Atlantic Council of the United States.

         The steps the board is taking to add immediate value to your investment, along with the progress the company is making in its operating performance, underscore our commitment to managing RJR Nabisco for the benefit of all shareholders. We also are firmly committed to a Nabisco spin-off as soon as it can be done responsibly.

         We do not believe that a board hand-picked by Bennett LeBow and Carl Icahn will represent your interests versus their personal financial interests. LeBow and Icahn have well-publicized records of imposing self-serving policies that enrich them but leave other shareholders out in the cold.

         We strongly urge you to vote for the company's current board at the annual meeting and to vote on the other proposals in the manner recommended by your board of directors. We ask you to sign, date and return the accompanying WHITE card, using the enclosed postage-paid envelope, indicating your support of the company's board and management. If you have any questions or need assistance in completing the enclosed WHITE card, please call our solicitors:
MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

                     On Behalf of your Board of Directors,


                     Charles M. Harper       Steven F. Goldstone
                     Chairman                President and
                                             Chief Executive Officer



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